UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2011

International Monetary Systems, Ltd.

(Exact name of registrant as specified in its charter)

Wisconsin	0-30853	39-1924096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16901 West Glendale Dr. New Berlin, WI	53151
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 262-780-3640

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐  Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐  Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02(e)   Compensatory Arrangements of Certain Officers

On February 28, 2011, the Compensation Committee of the board finalized extensions of the employment agreements with Donald F. Mardak, Principal Executive Officer; John E. Strabley and Dale E. Mardak, Named Executive Officers; and David A. Powell, Principal Financial Officer; each to be effective March 1, 2011.

In 2009, Messrs. Mardak, Strabley and Mardak voluntarily accepted substantial salary reductions from the compensation schedules that had been established in 2007. During 2009 and 2010, these reductions totaled $317,000. In the current extensions, base salaries are substantially below the originally scheduled salary levels for 2010-11 called for in the 2007 agreements.   These lower salary levels, combined with the lower compensation level of Principal Financial Officer David Powell compared to  that of the previous Chief Financial Officer, provide total savings to the Company of $273,000 for 2011.

In an effort to discourage a hostile takeover of the Company, certain change of control, involuntary termination, and “poison-pill” clauses have been included in the new contracts. There is no change to Donald Mardak’s compensation in this area, and David Powell’s payout is substantially lower than that of the previous CFO. Both John Strabley’s and Dale Mardak’s involuntary termination and change of control provisions have been increased by $100,000 plus an additional year of compensation.. There also is a new poison-pill payout to the three Executive Officers in the event of a new board of directors acquiring control and substantially reducing their roles in the Company.

The employment agreements are annexed as exhibits to this report.

Item 9.01   Financial Statements and Exhibits

Exhibit 10.5.1 Employment Agreement of Donald F. Mardak
Exhibit 10.5.2 Employment Agreement of John E. Strabley
Exhibit 10.5.3 Employment Agreement of Dale L. Mardak
Exhibit 10.5.4 Employment Agreement of David A. Powell

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Monetary Systems, Ltd.

Date: March 4, 2011	By:	/s/ David Powell
Name: David Powell
Title: Principal Financial Officer